UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. [ ])
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Citizens Financial Services, Inc. (Name of Registrant as Specified in Its Charter)

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CITIZENS FINANCIAL SERVICES, INC.
15 South Main Street
Mansfield, Pennsylvania 16933-1590

                                                                                                March 14, 2007

Fellow Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Citizens Financial Services, Inc. The meeting will be held at the Tioga County Fairgrounds Main Building, 2258 Charleston Road, Wellsboro, Pennsylvania 16901, on Tuesday, April 17, 2007 at 12:00 p.m., local time.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting, we will report on the operations of the Company. Directors and officers of the Company, as well as representatives of S.R. Snodgrass, A.C., Certified Public Accountants, Citizens Financial Services, Inc.’s independent registered public accounting firm, will be present at the annual meeting to respond to appropriate questions of our shareholders.

The Board of Directors of Citizens Financial Services, Inc. has determined that matters to be considered at the annual meeting are in the best interest of Citizens Financial Services, Inc. and its shareholders. It is important that your shares are represented at this meeting, whether or not you attend in person. Therefore, to make sure that your shares are represented, please sign and return the enclosed proxy card promptly. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

On behalf of the Board of Directors, advisory board members and all of the employees of Citizens Financial Services, Inc. and First Citizens National Bank, I thank you for your continued interest and support.

                    Sincerely yours,

                    Randall E. Black
                    Chief Executive Officer and President

CITIZENS FINANCIAL SERVICES, INC.
15 South Main Street
Mansfield, Pennsylvania 16933-1590

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 17, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Citizens Financial Services, Inc. (the “Company”) will be held at 12:00 p.m., local time, on Tuesday, April 17, 2007 at the Tioga County Fairgrounds Main Building, 2258 Charleston Road, Wellsboro, Pennsylvania 16901, for the following purposes:

1.	To elect two Class 2 directors to serve for three-year terms and until their successors are duly elected and qualified;

2.	To ratify the appointment of S.R. Snodgrass, A.C., Certified Public Accountants, as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2007; and

3.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

NOTE: The Board of Directors is not aware of any other business to come before the meeting.

Record holders of the common stock of Citizens Financial Services, Inc. at the close of business on February 28, 2007 are entitled to receive notice of the annual meeting and to vote at the meeting and any adjournment or postponement of the meeting. The annual meeting may be adjourned to permit the Company to solicit proxies in the event that there are insufficient votes for a quorum or to approve any of the proposals at the time of the meeting. A list of shareholders entitled to vote at the annual meeting will be available at Citizens Financial Services, Inc., 15 South Main Street, Mansfield, Pennsylvania 16933-1590, for a period of ten days prior to the annual meeting and will also be available at the annual meeting itself.

                BY ORDER OF THE BOARD OF DIRECTORS,

                Randall E. Black
                Chief Executive Officer and President

March 14, 2007
Mansfield, Pennsylvania

IMPORTANT: The prompt return of proxies will save the Company the expense of further requests for proxies in order to ensure a quorum. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States.

____________________________________________________________________________________________

PROXY STATEMENT
OF
CITIZENS FINANCIAL SERVICES, INC.
_____________________________________________________________________________________________

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Citizens Financial Services, Inc., (the “Company”), a Pennsylvania business corporation headquartered at 15 South Main Street, Mansfield, Pennsylvania 16933-1590, to be used at the Annual Meeting of Shareholders. The Annual Meeting will be held at the Tioga County Fairgrounds Main Building, 2258 Charleston Road, Wellsboro, Pennsylvania 16901 on Tuesday, April 17, 2007 at 12:00 p.m., local time. This Proxy Statement and the enclosed proxy card are being first mailed on or about March 14, 2007 to shareholders of record as of February 28, 2007.

GENERAL INFORMATION ABOUT VOTING

Who Can Vote at the Meeting

You are entitled to vote your Citizens Financial Services, Inc. common stock only if the records of the Company show that you held your shares as of the close of business on February 28, 2007. As of the close of business on February 28, 2007, a total of 2,819,692 shares of common stock were outstanding. Each share of common stock has one vote.

Attending the Meeting

If you are the beneficial owner of Citizens Financial Services, Inc. common stock held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of your ownership of such stock to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of common stock held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank or other nominee who is the record holder of your shares.

Quorum and Vote Required

General. The annual meeting will be held only if there is a quorum. A quorum exists if a majority of the outstanding shares of common stock entitled to vote is represented at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Election of Directors. The Company’s Board of Directors currently consists of eleven members. At the meeting, shareholders will elect two directors to serve three-year terms. In voting for the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast at the annual meeting. The term “plurality” means that the two nominees for Class 2 director receiving the largest number of votes cast will be elected as Class 2 directors. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

Ratification of Independent Registered Public Accounting Firm. In voting for the ratification of the appointment of S.R. Snodgrass, A.C., Certified Public Accountants, as our independent registered public accounting firm, you may vote in favor of the proposal, against the proposal or abstain from voting. This proposal will be decided by the affirmative vote of a majority of the votes cast at the annual meeting by all shareholders entitled to vote, assuming a quorum is present. On this matter, abstentions and broker non-votes will have no effect on the voting.

Voting By Proxy

The Board of Directors is sending you this Proxy Statement for the purpose of requesting that you allow your shares of Company common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of common stock represented at the annual meeting by properly executed and dated proxy cards will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

•	“FOR” THE ELECTION OF TWO CLASS 2 DIRECTORS TO SERVE FOR THREE-YEAR TERMS AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED;

•	“FOR” RATIFICATION OF S.R. SNODGRASS, A.C., CERTIFIED PUBLIC ACCOUNTANTS, AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

If any matter not described in this Proxy Statement is properly presented at the annual meeting, the persons named on the proxy card will use their own best judgment to determine how to vote your shares. The Company does not know of any other matters to be presented at the annual meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy you must either advise the Secretary of the Company in writing before your common stock has been voted at the annual meeting, deliver a signed later dated proxy, or attend the meeting and vote your shares in person. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

If your common stock is held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this Proxy Statement.

IF YOU HAVE ANY QUESTIONS ABOUT VOTING, PLEASE CONTACT OUR JUDGE OF ELECTION, MATTHEW M. LUNDGREN, AT 800-326-9486.

CORPORATE GOVERNANCE

General

Citizens Financial Services, Inc. periodically reviews and revises its corporate governance policies and procedures to ensure that the Company meets the highest standards of ethical conduct, reports results with accuracy and transparency and maintains full compliance with the laws, rules and regulations that govern the Company’s operations.

Corporate Governance Guidelines

The Company has adopted corporate governance guidelines to govern certain activities, including:

1.	The duties and responsibilities of each director;

2.
The composition, responsibilities and operation of the Board of Directors, to include director qualifications, director independence standards, director compensation, and director orientation and continuing education;

3.	The establishment and operation of board committees;

4.	Succession planning;

5.	The Board of Directors’ interaction with management and third parties; and

6.	The evaluation of the performance of the Board of Directors and of the chief executive officer.

Employee Code of Ethics

The Company and its wholly-owned subsidiary, First Citizens National Bank (the "Bank"), have adopted a Code of Ethics that is designed to ensure that the Company’s and Bank’s directors, executive officers and employees meet the highest standards of ethical conduct. The Code of Ethics requires that the Company’s and Bank’s directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s and Bank’s best interest. Under the terms of the Code of Ethics, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code.

As a mechanism to encourage compliance with the Code of Ethics, the Company has established a Whistleblower Procedure to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters. This policy ensures that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. The Whistleblower Procedure also prohibits the Company from retaliating against any director, executive officer or employee who reports actual or apparent violations of the Code.

Governance and Nominating Committee Procedures

It is the policy of the Governance and Nominating Committee of the Board of Directors of the Company to consider director candidates recommended by shareholders who appear to be qualified to serve on the Company’s Board of Directors. The Governance and Nominating Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Governance and Nominating Committee does not perceive a need to increase the size of the Board of Directors. In order to avoid the unnecessary use of the Governance and Nominating Committee’s resources, the Governance and Nominating Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Shareholders

To submit a recommendation of a director candidate, a shareholder should submit the following information in writing, addressed to the Secretary of the Company at the main office of the Company:

1.	The name and address of the person recommended as a director candidate;

2.
All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

3.	The written consent of the person being recommended as a director candidate to be named in the proxy statement as a nominee and to serve as a director if elected;

4.
As to the person making the recommendation, the name and address, as they appear on the Company’s books, of such person, and number of shares of common stock of the Company owned by such person; provided, however, that if the person is not a registered holder of the Company’s common stock, the person should submit his or her name and address along with a current written statement from the record holder of the shares that reflects the recommending person’s beneficial ownership of the Company’s common stock;

5.	A statement disclosing whether the person making the recommendation is acting with or on behalf of any other person and, if applicable, the identity of such person; and

6.	The number of shares that to the knowledge of the person making the recommendation will be voted for the proposed nominee.

In order for a director candidate to be considered for a nomination at the Company’s Annual Meeting of Shareholders, the recommendation must be received by the Secretary of the Company at least 90 days but no more than 120 days before the annual meeting.

 Minimum Qualifications

       The Governance and Nominating Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. A candidate must meet the eligibility requirements set forth in the Company’s Bylaws, and must meet any qualification requirements set forth in any Board or committee governing documents.

The Governance and Nominating Committee will consider the following criteria in selecting nominees: financial, regulatory and business experience; familiarity with and participation in the local community; integrity, honesty and reputation; dedication to the Company and its shareholders; independence; and any other factors the Governance and Nominating Committee deems relevant, including age, diversity, geographies, size of the Board of Directors and regulatory disclosure obligations.

In addition, prior to nominating an existing director for re-election to the Board of Directors, the Governance and Nominating Committee will consider and review an existing director’s Board and committee attendance and performance; length of Board service; experience; skills and contributions that the existing director brings to the Board; and independence.

Process for Identifying and Evaluating Nominees

The process the Governance and Nominating Committee follows when it identifies and evaluates individuals to be nominated for election to the Board of Directors is as follows:

Identification. For purposes of identifying nominees for the Board of Directors, the Governance and Nominating Committee relies on personal contacts of the committee and other members of the Board of Directors as well as its knowledge of members of the Bank’s local communities. The Governance and Nominating Committee will also consider director candidates recommended by shareholders in accordance with the policy and procedures set forth above. The Governance and Nominating Committee has not previously used an independent search firm in identifying nominees.

Evaluation. In evaluating potential nominees, the Governance and Nominating Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above. In addition, the Governance and Nominating Committee will conduct a check of the individual’s background and may interview the candidate.

STOCK OWNERSHIP

The following table sets forth, as of February 28, 2007, the name and address of each person who owns of record or who is known by the Board of Directors to be the beneficial owner of more than 5% of the Company’s outstanding common stock, the number of shares beneficially owned by such person and the percentage of the Company’s outstanding common stock so owned.

Name and Address	Number of Shares Beneficially Owned (1)	Percent of Outstanding Common Stock Beneficially Owned
R. Lowell Coolidge Post Office Box 41 Wellsboro, Pennsylvania 16901	163,662(2)	5.8%

(1) The securities “beneficially owned” by an individual are determined in accordance with the definitions of “beneficial ownership” set forth in the general rules and regulations of the Securities and Exchange Commission and may
      include securities owned by or for the individual’s spouse and minor children and any other relative who has the same home, as well as, securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after February 28, 2007. Beneficial ownership may be disclaimed as to certain of the securities.

(2) Mr. Coolidge beneficially owns 129,524 shares individually, and his remaining 34,138 shares are held by his spouse.

The following table sets forth the information concerning the number of shares of Citizens Financial Services, Inc. common stock beneficially owned, as of February 28, 2007, by each present director, nominee for director, named executive officer in the compensation table set forth elsewhere herein and by all directors and executive officers as a group.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
Randall E. Black(2)	2,127	*
Robert W. Chappell(3)	2,213	*
R. Lowell Coolidge(4)	163,662	5.8%
Mark L. Dalton	1,019	*
Rinaldo A. DePaola(5)	1,213	*
Roger C. Graham, Jr.	15,152	*
Mickey L. Jones	202	*
E. Gene Kosa(6)	1,166	*
R. Joseph Landy(7)	8,202	*
Thomas C. Lyman(8)	430	*
John E. Novak(9)	3,676	*
Terry B. Osborne(10)	1,480	*
Carol J. Tama(11)	76,734	2.7%
Rudolph J. van der Hiel(12)	18,060	*
Douglas W. Whitten(13)	106	*
Executive Officers and Directors as a Group (15 persons)	295,442	10.4%

* Less than 1%.

(1)
The securities “beneficially owned” by an individual are determined in accordance with the definitions of “beneficial ownership” set forth in the general rules and regulations of the Securities and Exchange Commission and may include securities owned by or for the individual’s spouse and minor children and any other relative who has the same home, as well as, securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after February 28, 2007. Beneficial ownership may be disclaimed as to certain of the securities.

(2)	Mr. Black beneficially owns 282 shares individually, 1,593 shares jointly with his spouse, and his remaining 252 shares are held by his spouse.

(3)	Mr. Chappell beneficially owns 897 shares individually, 128 and 546 shares jointly with friends, and his remaining 642 shares are held by his mother living at the same address.

(4)	Mr. Coolidge beneficially owns 129,524 shares individually, and his remaining 34,138 shares are held by his spouse.

(5)	Mr. DePaola beneficially owns 1,031 shares jointly with his spouse, and his remaining 182 shares are held by his spouse as custodian for their son.

(6)	Mr. Kosa beneficially owns 1,089 shares jointly with his spouse, 57 shares in an investor club, and his remaining 20 shares are held by his spouse.

(7)
Mr. Landy beneficially owns 4,643 shares individually, 2,861 jointly with his spouse, 349 shares are held as custodian for a child, and his remaining 349 shares are held by a daughter living at the same address.

(8)	Mr. Lyman beneficially owns 277 shares jointly with his spouse, and his remaining 153 shares are held by his spouse.

(9)	Mr. Novak beneficially owns 3,487 shares individually, and his remaining 189 shares are held by his spouse.

(10)	Mr. Osborne beneficially owns 48 shares individually, 1,291 shares jointly with his spouse, and his remaining 141 shares are held by his spouse.

(11)	Mrs. Tama beneficially owns 76,073 shares individually, and her remaining 661 shares are held in a partnership.

(12)	Mr. van der Hiel beneficially owns 16,466 shares individually, 22 shares jointly with his spouse, and his remaining 1,572 shares are held by his spouse.

(13)	Mr. Whitten owns 106 shares jointly with his spouse.

PROPOSAL 1. ELECTION OF DIRECTORS

The Company’s Board of Directors consists of eleven members, all of whom are independent under the listing standards of the NASDAQ Stock Market, except for Director Black. The Board is divided into three classes, as nearly equal in number as possible, and known as Class 1, Class 2 and Class 3. The Class 2 directors elected at this annual meeting will serve for three-year terms. The Class 1 and Class 3 directors will continue to serve for one and two years, respectively, in order to complete their three-year terms.

The Board of Directors fixed the number of directors in Class 2 at two and has nominated Rudolph J. van der Hiel and Mark L. Dalton for election as Class 2 directors to hold office for three-year terms to expire at the 2010 Annual Meeting of Shareholders or when their successors are duly elected and qualified. These individuals are currently directors of the Company. Class 2 director John E. Novak has reached the Company’s mandatory retirement age of 70 and will be retiring from the Board of Directors immediately prior to the annual meeting. The Board of Directors has determined to decrease the size of the Board from eleven to ten effective upon Mr. Novak’s retirement.

Unless you indicate on your proxy card that your shares should not be voted for certain nominees, the Board of Directors intends that the proxies solicited by it will be voted for the election of all of the Board’s nominees. If any nominee is unable to serve, the persons named on the proxy card would vote your shares to approve the election of any substitute proposed by the Board of Directors. At this time, the Board of Directors knows of no reason why any nominees might be unable to serve.

The Board of Directors recommends that you vote “FOR” the election of its nominees.

Information regarding the Board of Directors’ nominees and the directors continuing in office is provided below.

Nominees for Election as Class 2 Directors - Terms Expire in 2010

Name	Age as of February 28, 2007	Principal Occupation for Past Five Years	Director Since Company (Bank)	Directorship of Other Public Companies
Rudolph J. van der Hiel	67
As of August 2005 is in an “of Counsel” capacity for the Law Offices of van der Hiel, Chappell & Loomis located in Mansfield, PA and Rome, PA. Part time Episcopal Priest for various churches in Ontario and Pennsylvania. Retired Attorney-at-Law with the Law Offices of van der Hiel & Chappell, located in Mansfield, PA. Retired Episcopal Priest at St. James Episcopal Church, Mansfield, PA and Trinity Episcopal Church, Antrim, PA

			1984 (1975)	None
Mark L. Dalton	52
Since November 2003 has been an Agent/Broker with Gannon Associates, an insurance company, located in Mansfield, PA and Towanda, PA. Prior to November 2003 was Owner of Robert E. Dalton General Insurance, located in Blossburg, PA
			1998 (1997)	None

Continuing Class 1 Directors - Terms Expire in 2008

Name	Age as of February 28, 2007	Principal Occupation for Past Five Years	Director Since Company (Bank)	Directorship of Other Public Companies
Carol J. Tama	66	Retired President of Monaghan Transportation Company	1986 (1984)	None
R. Lowell Coolidge	66	Attorney-at-Law with the firm of Walrath and Coolidge, located in Wellsboro, PA	1984 (1984)	None
Randall E. Black	40	Since April 2004 has been Chief Executive Officer and President of the Company and the Bank. Prior to April 2004, was the Chief Financial Officer for the Bank	2004 (2004)	None
Rinaldo A. DePaola	51	Attorney-at-Law with the firm of Griffin, Dawsy, DePaola & Jones, located in Towanda, PA	2006 (2006)	None

Continuing Class 3 Directors - Terms Expire in 2009

Name	Age as of February 28, 2007	Principal Occupation for Past Five Years	Director Since Company (Bank)	Directorship of Other Public Companies
E. Gene Kosa	60	Partner in EDKO Farms, an agricultural production and service business, located in Ulysses, PA. Since November 2004 has been operating a restaurant, GENA Holdings Inc,. located in Ulysses, PA	2001 (2001)	None
R. Joseph Landy	52	Attorney-at-Law with the firm of Landy & Landy, located in Sayre, PA	2001 (2001)	None
Roger C. Graham, Jr.	51	Retired Owner of Graham Excavating	2001 (2001)	None
Robert W. Chappell	40	Attorney-at-Law with the firm of van der Hiel, Chappell & Loomis, located in Mansfield, PA	2006 (2006)	None

Executive Officers Who Are Not Directors

Name	Age as of February 28, 2007	Principal Occupation for Past Five Years
Mickey L. Jones	46	Since June 2004 has been Executive Vice President, Chief Financial Officer and Treasurer of the Company and Bank. Previously was Director of Finance and Claims for Keystone Health Plan Central, Inc.
Thomas C. Lyman	61	Vice President and Assistant Treasurer of the Company and Bank since November 1988.
Terry B. Osborne	53	Executive Vice President and Secretary of the Company and Bank since December 1991 and September 1983, respectively.
Douglas W. Whitten	64	Senior Vice President, Operations Division Manager for the Bank since April 2006 and November 2000, respectively.

      Executive officers are elected annually and serve at the discretion of the Board.

Meetings of the Board of Directors

The Board of Directors oversees all of the Company’s business, property and affairs. The Chairman of the Board and the executive officers keep the members of the Board informed of the Company’s business through discussions at Board meetings and by providing them reports and other materials. During 2006, the Company’s Board of Directors held ten regular meetings.  Each of the directors attended at least 75% of aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he or she served.

 Meetings of the Advisory Board

Advisory boards are composed of well respected people from the community, the office manager and a non-voting member of the Board of Directors. The Board member serves as a communication link to share, with the advisory board, the appropriate information occurring at Board of Directors’ meetings, as well as communicating to the Board of Directors advisory board issues and suggestions. Advisory boards meet monthly. A fee of $185 is paid for attendance at the monthly advisory board meeting.

Committees of the Board of Directors

Audit and Examination Committee. The Audit and Examination Committee, consisting of Directors Kosa, Tama, Novak and Graham, oversees the Company's accounting and financial reporting processes. It meets periodically with the independent registered public accounting firm, management and the internal auditors to review accounting, auditing, internal control structure and financial reporting matters. This committee met five times during the year ended December 31, 2006. Each member of the Audit and Examination Committee is independent in accordance with the listing standards of the NASDAQ Stock Market (“NASDAQ”). The Audit and Examination Committee does not have an “audit committee financial expert.” The Board of Directors believes that the cost to retain a financial expert at this time is prohibitive. However, the Board of Directors believes that each Audit and Examination Committee member has sufficient knowledge in financial and auditing matters to serve on the committee. The committee has the authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. The Audit and Examination Committee acts under a written charter adopted by the Board of Directors. A copy of the Audit and Examination Committee charter is posted on the Company’s website at www.firstcitizensbank.com.

Compensation/Human Resource Committee. The Compensation/Human Resource Committee, consisting of Directors Novak, DePaola, Landy and Chappell, is responsible for all matters regarding the Company’s and Bank’s employee compensation and benefit programs. The Company’s Compensation/Human Resource Committee met seven times during the year ended December 31, 2006. Each member of the Compensation/Human Resource Committee is independent in accordance with the listing standards of NASDAQ. As a basis for determining compensation, the Committee examines information from a peer group of banks relative to performance and compensation. The peer group for overall bank performance analysis consists primarily of community banks and thrifts in Pennsylvania and New York with total assets between $500 million and $1.5 billion. The peer group for analysis of compensation paid to other bank holding company and banking institution executives is obtained primarily from L. R. Webber Associates, Inc. (such data is compiled on both a regional and asset size basis). The Chief Executive Officer also provides input to the Board of Directors regarding the performance of the Executive Officers who directly report to him. The Compensation/Human Resource Committee acts under a written charter adopted by the Board of Directors. A copy of the Compensation/Human Resource Committee charter is posted on the Company’s website at www.firstcitizensbank.com.

Governance and Nominating Committee. The Governance and Nominating Committee, consisting of Directors Dalton, Coolidge, Tama, Black, and DePaola, takes a leadership role in shaping governance policies and practices, including recommending to the Board of Directors the corporate governance policies and guidelines that should be adopted by the Company and monitoring compliance with these policies and guidelines. In addition, the Governance and Nominating Committee is responsible for identifying individuals qualified to become Board members, considering the candidates recommended by shareholders for Board membership, and recommending to the Board the director nominees for election at the next Annual Meeting of Shareholders. It manages the Board’s annual review of its performance and recommends director candidates for each committee for appointment by the Board. This committee met eight times during the year ended December 31, 2006. Each member of the Governance and Nominating Committee is independent in accordance with the listing standards of NASDAQ, except for Director Black. The Governance and Nominating Committee acts under a written charter adopted by the Board of Directors. A copy of the Governance and Nominating Committee charter is posted on the Company’s website at www.firstcitizensbank.com.

Attendance at the Annual Meeting

The Company expects its directors to attend annual meetings of shareholders.  All directors attended the 2006 Annual Meeting of Shareholders.

PROPOSAL 2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Examination Committee of the Board of Directors has appointed S.R. Snodgrass, A.C., Certified Public Accountants, to be the Company’s independent registered public accounting firm for the 2007 fiscal year. A representative of S.R. Snodgrass, A.C., Certified Public Accountants, will be present at the annual meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement should he or she desire to do so.

If ratification of the appointment of the auditor is not approved by a majority of the votes cast by shareholders at the annual meeting, other independent registered public accounting firms will be considered by the Audit and Examination Committee of the Board of Directors.

The Board of Directors recommends that you vote “FOR” ratification of the appointment of S.R. Snodgrass, A.C., Certified Public Accountants, as the Company’s independent registered public accounting firm for fiscal year 2007.

Audit Fees

The following table sets forth the fees billed to the Company for the fiscal years ending December 31, 2006 and 2005, respectively, by S.R. Snodgrass, A.C., Certified Public Accountants:

	Year Ended December 31,
	2006	2005
Audit Fees (1)	$77,158	$75,215
Audit-Related Fees	$0	$0
Tax Fees (2)	$9,500	$6,600
All Other Fees (3)	$25,428	$33,314
TOTAL	$112,086	$115,129

(1)
Audit fees consist of fees for professional services rendered for the audit of the Company’s financial statements and review of financial statements included in the Company’s quarterly reports and services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

 (2) Tax fees consist of compliance fees for the preparation of original tax returns. Tax fees also include fees relating to other tax advice, tax consulting and planning.

 (3) Other services consisted primarily of consulting services for the facilitating of regulatory compliance review and strategic planning meetings.

Policy on Audit and Examination Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditing Firm

The Audit and Examination Committee is responsible for appointing and overseeing the work of the independent auditing firm. In accordance with its charter, the Audit and Examination Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent auditing firm. Such approval process ensures that the external auditor does not provide any non-audit services to the Company that are prohibited by law or regulation.

In addition, the Audit and Examination Committee has established a policy regarding pre-approval of audit and permissible non-audit services provided by the independent auditing firm. Management’s requests that particular services by the independent auditing firm be pre-approved under the auditor services policy must be specific as to the particular services to be provided.

The request may be made with respect to either specific services or a type of service for predictable or recurring services.

During the year ended December 31, 2006, all audit and non-audit services were approved, in advance, by the Audit and Examination Committee in compliance with these procedures.

Report of Audit and Examination Committee

The Audit and Examination Committee met with management periodically during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Audit and Examination Committee discussed these matters with the Company’s independent auditing firm and with appropriate Company financial personnel and internal auditors. The Audit and Examination Committee also discussed with the Company’s senior management and independent registered public accounting firm the process used for certifications by the Company’s Chief Executive Officer and Chief Financial Officer which are required for certain Company filings with the Securities and Exchange Commission.

The Audit and Examination Committee meets with the independent auditing firm, the internal auditors, the Chief Financial Officer, the Risk Manager, and the Vice President and Assistant Treasurer of the Company and Bank on a number of occasions, each of whom has unrestricted access to the Audit and Examination Committee.

The Audit and Examination Committee appointed S.R. Snodgrass, A.C., Certified Public Accountants, as the independent registered public accounting firm for the Company after reviewing the firm’s performance and independence.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls.

The independent registered public accounting firm audited the annual financial statements prepared by management, expressed an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with U.S. generally accepted accounting principles and discussed with the Audit and Examination Committee any issues the independent auditing firm believed should be raised with the Audit and Examination Committee.

The Audit and Examination Committee reviewed with management and S.R. Snodgrass, A.C., Certified Public Accountants, the Company’s audited financial statements and met separately with both management and S.R. Snodgrass, A.C., Certified Public Accountants, to discuss and review those financial statements and reports prior to issuance. Management has represented, and S.R. Snodgrass, A.C., Certified Public Accountants, has confirmed, to the Audit and Examination Committee, that the financial statements were prepared in accordance with U.S. generally accepted accounting principles.

The Audit and Examination Committee received from and discussed with S.R. Snodgrass, A.C., Certified Public Accountants, the written disclosure and the letter required by Independence Standards Board Standard No. 1. (Independence Discussions with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3600T. These items relate to that firm’s independence from the Company. The Audit and Examination Committee also discussed with S.R. Snodgrass, A.C., Certified Public Accountants, matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees) of the Auditing Standards Board of the American Institute of Certified Public Accountants to the extent applicable. The Audit and Examination Committee implemented a procedure to monitor auditor independence, reviewed audit and non-audit services performed by S.R. Snodgrass, A.C., Certified Public Accountants, and discussed with the auditors their independence.

In reliance on these reviews and discussions referred to above, the Audit and Examination Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission. The Audit and Examination Committee and the Board have also recommended the selection of S.R. Snodgrass, A.C., Certified Public Accountants, as the Company’s independent registered public accounting firm for the year ending December 31, 2007.

The Audit and Examination Committee
of Citizens Financial Services, Inc. and First Citizens National Bank

E. Gene Kosa (Chairman)
Carol J. Tama
John E. Novak
Roger C. Graham, Jr.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Our Compensation/Human Resource Committee (the "Committee") is responsible for administering our executive compensation program. The Committee, which is composed entirely of independent directors, evaluates and recommends compensation plans, policies and programs applicable to executive officers for ratification by the Board, provides input on the annual performance evaluation of the Chief Executive Officer and recommends to the Board for ratification annual compensation for the executive officers. The Committee also administers our 2006 Restricted Stock Plan subject to the review and approval of the Board of Directors and in that capacity selects our employees and non-employee directors and those of our subsidiaries, who will receive awards, determines the number of shares covered thereby, and establishes the terms, conditions, and other provisions of the grants.

This Committee operates under a charter adopted by the Board of Directors. The Committee annually reviews the adequacy of its charter and recommends changes to the Board for approval. The Committee meets at scheduled times during the year and may also act upon occasion by written consent. The Committee makes regular reports to the Board summarizing the matters reviewed and actions taken at its meetings.

Compensation Philosophy

Our executive compensation programs seek to balance the interests of shareholders and the executive officers while supporting the need to attract and retain competent executive management. As a result, the Committee developed an executive compensation policy, along with supporting executive compensation plans and programs, which are intended to attain the following objectives:

•	Emphasize the enhancement of shareholder value;

•	Support the acquisition and retention of competent executives;

•	Deliver the total executive compensation package in a cost-effective manner;

•	Reinforce key business objectives; and

•	Encourage management ownership of our common stock.

We believe that executive compensation should be tied to individual performance, should vary with our performance in achieving our financial and non-financial objectives, and should be structured so as to be closely aligned with the interests of the shareholders. We also believe that the compensation package of each executive officer should include an at-risk, performance-based component and that this component should increase as an officer’s authority and responsibility increase. The Committee’s philosophy is reflected in our compensation objectives for our executive officers; to create a merit-based pay to support a performance incentive-driven system which is linked to our financial results and other factors that directly and indirectly influence shareholder value, to establish a compensation system that enables us to attract and retain talented executives who are motivated to act in a manner which advances the interests of the shareholders, and to provide a total compensation package that is fair in relation to the compensation practices of comparable financial institutions.

We believe that it is important to maintain a competitive compensation program. Accordingly, the Committee examines information from a peer group of banks relative to performance and compensation. The peer group for overall bank performance analysis consists primarily of community banks and thrifts in Pennsylvania and New York with total assets between $500 million and $1.5 billion (the "Peer Group"). The peer group for analysis of compensation paid to other bank holding company and banking institution executives is obtained primarily from L. R. Webber Associates, Inc. The Committee generally targets the mid-range of the Peer Group in determining compensation.

In 2006 we hired a third party consultant for an overall compensation review.

To date the Committee has not adopted formal guidelines for allocating total compensation between equity compensation and cash compensation but expects that with the adoption of the 2006 Restricted Stock Plan there will be an increased focus on equity compensation in order to maintain a strong link between executive incentives and the creation of shareholder value.

We do not believe that the accounting and tax treatment of particular forms of compensation materially affect its compensation decisions. However, we will evaluate the effect of such accounting and tax treatment on an ongoing basis and will make appropriate modifications to our compensation policies where appropriate.

Components of Compensation

The primary elements of total compensation paid by the Company to its executive officers, including the Chief Executive Officer and President (the “CEO”) and the other executive officers identified in the Summary Compensation Table which appears below (the "Named Executive Officers") include the following:

•	Base salary;

•	Performance based cash compensation;

•	Awards under our 2006 Restricted Stock Plan;

•	Benefits under our Pension Plan;

•	Benefits under our 401(k) Plan; and

•	Benefits under our health and welfare benefits plans.

Base Salary

The base salaries of the Named Executive Officers are reviewed by the Committee annually in December of each year, as well as at the time when any promotion or significant change in job responsibilities occurs. A base salary is established for each position based upon the Committee’s review of Peer Group compensation practices and any salary increase which the Committee believes is appropriate in light of the executive’s annual performance evaluation. Base salary increases have traditionally taken effect January of each year.

Performance Based Cash Compensation

The Committee determines whether the Named Executive Officers should receive discretionary cash bonuses based on the Company's financial performance, shareholder return, Peer Group financial performance and compensation survey data and the contribution to our success of the particular Named Executive Officer. Financial performance includes an evaluation of actual results, both financial and operational, compared to goals and targets established in advance through the development of our strategic planning process which is completed on an annual basis. The Committee does not assign weights or rankings to any single performance factor but instead makes subjective determinations based on a consideration of all the factors in our business performance.

Awards under Our 2006 Restricted Stock Plan

In 2006 we adopted, and our shareholders approved, the 2006 Restricted Stock Plan (the "Plan"). Pursuant to the Plan we may make awards of restricted stock to employees and non-employee directors. The purpose of these stock awards is to attract and retain competitively superior people, further align employees and non-employee directors with shareholder interests, closely link employee and non-employee compensation with our performance, and maintain high levels of executive and non-employee director stock ownership. It is our intent to use the grant of restricted stock under the Plan as the primary vehicle for providing long-term incentive compensation opportunities to the Named Executive Officers and for aligning their interests with those of our shareholders. In general, vesting of restricted stock awards under the Plan is tied to continued service and/or satisfaction of performance goals. The Committee develops its restricted stock award determinations based, in part, on its judgment about whether the complete compensation package provided to the Named Executive Officers is sufficient to retain, motivate and adequately reward them.

In general restricted stock awarded under the Plan to a participant will become exercisable/fully vested upon the occurrence of a “change in control” or upon the participant’s death, "disability" or “retirement” (as such terms are defined in the Plan). In addition, if it deems it equitable under the circumstances, the Committee may accelerate or waive any service requirement in the event that a participant terminates employment before such service requirement has been satisfied. In general, the Committee may not accelerate or waive performance-based vesting requirements.

Pension Plan

We maintain a non-contributory defined benefit pension plan for the benefit of all of our employees, including the Named Executive Officers. Benefits under the Plan are based upon an employee’s years of service and the average annual compensation during the highest five consecutive years within the final ten years of employment. For the purpose of the Pension Plan, compensation means the participant’s total earnings reportable as W-2 wages for the plan year. This includes base salary as well as other compensation such as bonuses, board fees, country club dues, cell phone, car allowance, or other miscellaneous earnings.

Profit Sharing 401(k) Plan

We maintain a safe-harbor 401(k) plan for the benefit of all of our employees, including the Named Executive Officers. Each year we make a 3% safe harbor contribution to the Profit-Sharing Plan. All participants who are employed during the plan year are eligible to receive this contribution. This allocation is held in a Safe Harbor Nonelective Contribution Account and is 100% immediately vested. Each year, we may make an additional profit sharing contribution to the Plan. This contribution will be based on profits and business conditions. This allocation is held in the employee’s Profit Sharing Account and is subject to a vesting schedule.

Health and Welfare Employee Benefits Plans

We provide healthcare, life and disability insurance and other employee benefits programs to our employees, including the Named Executive Officers. We believe that our employee benefits programs should be comparable to those maintained by other members of the Peer Group so as to assure that we are able to maintain a competitive position in terms of attracting and retaining officers and other employees. Our employee benefits plans are provided on a non-discriminatory basis to all employees.

Other Compensation

We have paid country club dues and provided cell phones and a car allowance for the Named Executive Officers because we believe that use of such facilities by the Named Executive Officers in the course of their employment, e.g., to visit or entertain our customers and potential customers, is in our interest and will further our business purposes. The Named Executive Officers are allowed to make personal use of country clubs, cell phones and cars, which we believe is appropriate additional compensation in light of competitive standards and the performance of the Named Executive Officers. We do not view perquisites as a significant element of our comprehensive compensation structure but we believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment.

Procedure Followed by the Compensation/Human Resource Committee in Determining Executive Compensation

The compensation of the Chief Executive Officer, the Executive Vice President, and Chief Financial Officer is reviewed and approved in December of each year by the Committee and Bank’s Board of Directors. As a basis for determining compensation, the Committee examines information from a peer group of banks relative to performance and compensation. The peer group for overall bank performance analysis consists primarily of community banks and thrifts in Pennsylvania and New York with total assets between $500 million and $1.5 billion. The peer group for analysis of compensation paid to other bank holding company and banking institution executives is obtained primarily from L. R. Webber Associates, Inc. (such data is compiled on both a regional and asset size basis). The CEO also provides input to the Board of Directors regarding the performance of the executive officers who directly report to him.

Compensation for the Chief Financial Officer and executive officers is also composed of bonus and participation in various employee benefit plans, such as the 401(k) plan. The benefits provided under the 401(k) plan are determined based on the executive’s compensation.

Evaluation of Named Executive Officer Performance in 2006

Mr. Black’s base salary is stated in his employment agreement, but the Committee may adjust Mr. Black’s base salary each December in a manner consistent with the salary determination for executive officers and those of the Bank. Specifically, the Board of Directors considered our financial performance, shareholder return, peer group financial performance and compensation survey data (survey compiled by L. R. Webber Associates, Inc.). In addition, the Board of Directors considered Mr. Black’s leadership, achievement of strategic goals and strategies, and contribution to our success and his years of service to the Board of Directors. The Committee did not assign weights or rankings to any single performance factor but instead made subjective determinations based on a consideration of all factors in our business performance.

Mr. Black’s annual performance evaluation is conducted by the Chairman and Vice Chairman of the Board. The Chairman and Vice Chairman of the Board request input from the Committee for incorporation during the performance evaluation. The Committee annually reviews and recommends goals and objectives relevant to Mr. Black’s evaluation.

For 2006 the Named Executive Officers, other than Mr. Black, received salaries that were intended to maintain their compensation at a competitive level, reward them for our performance in general, and acknowledge specific goals accomplished by executive officers and the departments/divisions they are responsible for. This includes an evaluation of the overall contribution to our success of the particular Named Executive Officer. The evaluation also incorporates a review of how well the Named Executive Officers execute predetermined responsibilities, as well as the resolution and completion of various unplanned, non-recurring and special business issues and situations.

Summary Compensation Table

The following table sets forth information for the year ended December 31, 2006, concerning the compensation of the Company’s principal executive officer, principal financial officer and its other three most highly compensated executive officers (or executive officers of its subsidiaries) whose compensation was $100,000 or more who were serving as such on December 31, 2006 (the “Named Executive Officers”) for services in all capacities to the Company and its subsidiaries.

SUMMARY COMPENSATION FOR THE YEAR ENDED DECEMBER 31, 2006

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)	Total ($)
Randall E. Black CEO & President of the Company and Bank	2006	$154,500	$5,000	-	$2,694	$14,502	$7,453(3)	$184,149
Mickey L. Jones Executive Vice President, CFO & Treasurer of the Company and Bank	2006	$105,000	-	-	$1,645	$5,003	$3,201(4)	$114,849
Terry B. Osborne Executive Vice President & Secretary of the Company and the Bank	2006	$137,196	-	$525(5)	$2,206	$30,724	$8,830(6)	$179,481
Thomas C. Lyman Vice President & Asst. Treasurer of the Company and Bank	2006	$95,376	-	-	$1,477	$37,989	$2,905(7)	$137,747
Douglas W. Whitten Senior Vice President & Operations Division Manager	2006	$92,700	-	$42(8)	$1,452	$22,878	$3,445(9)	$120,517

(1)  The Bank has a performance-based annual incentive plan (the “Plan”). The Bank uses both return on assets and return on equity to fund the Plan by comparing the Bank’s performance to a regionalized peer group. To the extent that these measures exceed the peer group, a pool is created. This is calculated by multiplying the percent difference by which the Bank’s performance exceeds the peer group’s average equity and assets, respectively. The incentive pool is cumulative; therefore unused remaining balances, either positive or negative, are carried forward to future years. Thirty percent of the pool funds the employees’ pool, which covers all incentive payouts under various programs, as well as the 401(k) safe harbor contribution and employee years of service awards. The remaining seventy percent of the pool is paid to the shareholders. On December 6, 2006, seventy-five percent of the eligible pool was paid to employees based upon October 31, 2006 numbers. The remaining twenty-five percent was paid to employees based upon December 31, 2006 numbers on February 28, 2007. Management’s incentive is based on bank and branch performance.

(2) This column represents the aggregate change in the actuarial present value of accumulated benefits under our defined benefit pension plan from the plan measurement date used for financial statement reporting purposes with respect to the prior completed fiscal year to the plan measurement date used for financial statement reporting purposes with respect to the covered fiscal year. This benefit exists for all full-time employees who meet the vesting requirement.

(3)  In 2006, this amount includes $600 for opting-out of health insurance coverage, $1,854 reimbursement for life insurance policy owned by Mr. Black, and $4,999 for safe harbor 401(k) contribution for Mr. Black.

(4)  In 2006, this amount includes $3,201 for safe harbor 401(k) contribution for Mr. Jones.

(5)  In 2006, Mr. Osborne received 25 shares of our common stock valued at $525. This stock award was provided to Mr. Osborne in recognition of his 30 years of service.

(6)  In 2006, this amount includes $4,500 in fees paid to Mr. Osborne as Secretary of the Corporation, and $4,330 for safe harbor 401(k) contribution for Mr. Osborne.

(7)  In 2006, this amount includes $2,905 for safe harbor 401(k) contribution for Mr. Lyman.

(8) In 2006, Mr. Whitten received two shares of our common stock valued at $42. This stock award was provided to Mr. Whitten in recognition of his five years of service.

(9)  In 2006, this amount includes $600 for opting-out of health insurance coverage, and $2,845 for safe harbor 401(k) contribution for Mr. Whitten.

Employment Agreement

On December 16, 2005, the Company and the Bank entered into an employment agreement with Randall E. Black, Chief Executive Officer and President of the Company and the Bank. The employment agreement was amended and restated on September 19, 2006. The employment agreement provides for a three-year term, which automatically renews on June 1st of each year to maintain a three-year term, unless either party notifies in writing the other party at least 90 days prior to June 1st of such party’s intent not to renew the agreement beyond the existing term, or the agreement is terminated by the Company or the Bank for cause, death or disability or if the agreement is terminated by Mr. Black. The employment agreement provides that Mr. Black’s base salary shall be $150,000, which may be increased in the future. The base salary is reviewed annually, but may not be reduced below the base salary in effect at the time of such review. In addition to base salary, the employment agreement provides for, among other things, participation in various employee benefit plans as well as furnishing certain fringe benefits available to similarly-situated executive personnel.

The employment agreement provides for termination by the Company or the Bank for cause (as described in the agreement) at any time, death or disability. If Mr. Black is terminated for cause, the Company shall pay Mr. Black his full annual base salary through the date of termination at the rate in effect at the time of termination and the Company and Bank shall have no further obligation to Mr. Black under the agreement. If Mr. Black is terminated due to a disability, Mr. Black shall be entitled to the same benefit as provided by the Company’s long term disability plan. Upon Mr. Black’s death, the employment agreement terminates automatically. In the event that the Company or the Bank chooses to terminate Mr. Black’s employment for reasons other than for cause or, in the event of Mr. Black’s resignation from the Company or the Bank for good reason, the Company shall pay Mr. Black a lump sum amount equal to and no greater than two times Mr. Black’s base salary minus applicable taxes and withholdings. If such termination had occurred on December 31, 2006, Mr. Black would have been entitled to receive $309,000 (minus taxes and withholdings). In addition, for a period of one year from the date of termination, Mr. Black shall receive a continuation of health care, life and disability insurance in effect during the one year prior to his termination.

Under the agreement, if Mr. Black delivers a notice of termination following a change in control (as defined in the agreement), Mr. Black shall be entitled to receive compensation and benefits as follows: (1) for less than twelve months of continuous service, a lump sum amount equal to and no greater than two times Mr. Black’s base salary minus applicable taxes and withholdings; (2) for more than twelve months of continuous service, a lump sum amount equal to 2.5 times Mr. Black’s base salary; or (3) for more than twenty-four months of continuous service, a lump sum amount equal to 2.99 times Mr. Black’s base salary. If such termination had occurred on December 31, 2006, Mr. Black would have been entitled to receive $461,955 (minus taxes and withholdings). In addition, for a period of one year from the date of termination or until Mr. Black secures substantially similar benefits through other employment, whichever shall occur first, Mr. Black shall receive a continuation of health care, life and disability insurance in effect during the one year prior to his termination.

The employment agreement provides for non-competition and non-solicitation (as described in the agreement) during the term of Mr. Black’s employment or for one year following the date of termination, as well as a restrictive covenant period (as described in the agreement), with the exception being Mr. Black may engage in the practice of public accounting.

Pension Benefits

The following table sets forth information concerning the Company's plans that provide for payments or other benefits at, following, or in connection with, retirement for each of the Named Executive Officers.

PENSION BENEFITS AS OF DECEMBER 31, 2006

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payment During Last Fiscal Year ($)
Randall E. Black	First Citizens National Bank Pension Plan	14	$52,146	-
Mickey L. Jones	First Citizens National Bank Pension Plan	3	$11,218	-
Terry B. Osborne	First Citizens National Bank Pension Plan	31	$237,297	-
Thomas C. Lyman	First Citizens National Bank Pension Plan	18	$236,991	-
Douglas W. Whitten	First Citizens National Bank Pension Plan	6	$92,168	-

(1)
The present value of accumulated benefits was calculated as of December 31, 2006 using an interest rate of 5.75% and the 1983 Group Annuity Mortality table adopted by the National Association of Insurance Commissioners.  The December 31, 2006 accrued benefit payable at normal retirement age of age 65 was calculated, converted to a lump sum value payable at age 65, and then discounted to December 31, 2006 using the above assumptions.

The information in the foregoing table relates to the Bank's non-contributory defined benefit pension plan for all employees meeting certain age and length of service requirements. Benefits are based primarily on years of service and the average annual compensation during the highest five consecutive years within the final ten years of employment. The Bank’s funding policy is consistent with the funding requirements of federal law and regulations. The First Citizens National Bank Division of Investment and Trust Services is the trustee of the pension plan.

Thomas C. Lyman has 18 years of service and is eligible for early retirement.

The normal retirement pension under the Plan is payable at age 65 as a life annuity calculated using the following formula:

1.	The Base Percentage of average annual compensation up to the Social Security integration level where the Base Percentages are as follows:

Calendar Year of Birth	Base Percentage
1937 and Earlier	1.25%
1938 to 1954	1.30%
1955 and Later	1.35%

2.	Plus 2% of average annual compensation in excess of the Social Security integration level.

3.	Both multiplied by years of benefit service up to 30 years.

The Social Security integration level is equal to the average of the taxable wage bases over the 35 year period ending with the year the participant is entitled to full Social Security benefits.

Average annual compensation means the participant's annual compensation averaged over the five consecutive year period which produces the highest average in the last 10 consecutive years including the current plan year.

For the purpose of determining average annual compensation, the Plan does not take into account a year in which less than 1,000 hours of service are credited.

The accrued benefit on any date other than the normal retirement date is determined according to the normal retirement pension formula multiplied by the ratio of years of benefit service to date to the projected years of benefit service at normal retirement.

Compensation of Directors

The following table sets forth information concerning the compensation of non-employee directors during the year ended December 31, 2006.

DIRECTOR COMPENSATION FOR THE YEAR ENDED DECEMBER 31, 2006

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
Robert W. Chappell	$15,645	$138(1)	$15,783
R. Lowell Coolidge	$33,166	$208(2)	$33,374
Mark L. Dalton	$23,995	$208(3)	$24,203
Rinaldo A. DePaola	$14,270	$138(4)	$14,408
Roger C. Graham, Jr.	$23,470	$2,865(5)	$26,335
E. Gene Kosa	$23,395	$2,947(6)	$26,342
R. Joseph Landy	$20,225	$208(7)	$20,433
John E. Novak	$22,745	$189(8)	$22,934
Carol J. Tama	$25,502	$208(9)	$25,710
Rudolph J. van der Hiel	$22,785	$208(10)	$22,993

(1)   In 2006, this amount includes $138 life insurance premium paid by the Bank for Mr. Chappell.

(2)   In 2006, this amount includes $208 life insurance premium paid by the Bank for Mr. Coolidge.

(3)   In 2006, this amount includes $208 life insurance premium paid by the Bank for Mr. Dalton.

(4)   In 2006, this amount includes $138 life insurance premium paid by the Bank for Mr. DePaola.

(5)   In 2006, this amount includes $208 life insurance premium paid by the Bank for Mr. Graham, and $2,657 Pennsylvania Bankers Association annual convention expenses for Mr. Graham and his spouse.

(6)   In 2006, this amount includes $290 life insurance premium paid by the Bank for Mr. Kosa, and $2,657 Pennsylvania Bankers Association annual convention expenses for Mr. Kosa and his spouse.

(7)   In 2006, this amount includes $208 life insurance premium paid by the Bank for Mr. Landy.

(8)   In 2006, this amount includes $189 life insurance premium paid by the Bank for Mr. Novak.

(9)   In 2006, this amount includes $208 life insurance premium paid by the Bank for Mrs. Tama.

(10)   In 2006, this amount includes $208 life insurance premium paid by the Bank for Mr. van der Hiel.

The foregoing table reflects the following arrangements:

Fees. Directors, except for Directors Coolidge, Tama and Black, received the following fees for services to the Company and the Bank: $250 for attended board meeting, strategic retreat or training session; $12,000 annual retainer; $125 per attended committee meeting; $100 for board conference call; and $185 for attended advisory board meeting. Additionally, committee chairpersons receive a $500 retainer, except for Director Kosa who receives a $1,200 retainer as Audit and Examination Committee chairman. Director Dalton receives a $3,000 retainer for building/property guidance. Mr. Coolidge, who serves as the Company’s and the Bank’s Chairman, and Mrs. Tama, who serves as the Company’s and Bank’s Vice Chairman, received a fixed annual sum of $33,166 and $25,502, respectively, in lieu of all director’s fees in 2006, except Director Tama also receives the advisory board fee of $185 per attended meeting.

Deferred Compensation Plan. Directors are permitted to defer their fees subject to provisions of the director’s deferred compensation plan. The plan provides for the Bank to distribute funds to a director whenever he or she is no longer a member of the Board.

Life Insurance. In addition to these fees, each director is provided a $100,000 life insurance benefit. Once a director retires, insurance coverage continues but the benefit declines as the age of the retired director increases. Total premiums paid in 2006 for life insurance on behalf of the current and retired directors was $2,508.

Restricted Stock. Pursuant to our 2006 Restricted Stock Plan, Directors will receive an annual stock grant based on Company and Bank performance. The amount of the grant for 2006 has not yet been determined.

COMPENSATION COMMITTEE REPORT

The Compensation/Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on such review and discussions, the Compensation/Human Resources Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation/Human Resource Committee
of Citizens Financial Services, Inc. and First Citizens National Bank
John E. Novak (Chairman)
R. Joseph Landy
Robert W. Chappell
Rinaldo A. DePaola

COMPENSATION/HUMAN RESOURCE COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

The members of the Compensation/Human Resource Committee are Directors Novak, Landy, Chappell, and DePaola. No member of the Compensation/Human Resource Committee was a current or former officer or employee of the Company or any of its subsidiaries during the year ended December 31, 2006. In addition, no member of the Compensation/Human Resource Committee has, directly or indirectly, engaged in any transaction or series of transactions since January 1, 2006 with the Company or any of its subsidiaries, in which the amount exceeds $120,000 and no such transactions are currently proposed.

No executive officer of the Company or the Bank serves or has served as a member of the compensation committee of another entity, one of whose executive officers serves on the Compensation/Human Resource Committee of the Company or the Bank. No executive officer of the Company or the Bank serves or has served as a director of another entity, one of whose executive officers serves on the Compensation/Human Resource Committee of the Company or the Bank. No executive officer of the Company or the Bank serves or has served as a member of a compensation committee of another entity, one of whose executive officers served as a director of the Company.

OTHER INFORMATION RELATING TO DIRECTORS AND EXECUTIVE OFFICERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than 10% of the Company’s common stock, to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% shareholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on the Company’s review of the copies of the reports it has received and written representations provided to it from the individuals required to file the reports, the Company believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in the Company’s common stock during the year ended December 31, 2006.

Transactions with Management

Loans and Extensions of Credit. During 2006 certain directors, nominees, and executive officers or their associates received loans or commitments from the Bank. These transactions were made in the ordinary course of the Bank's business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and did not involve more than the normal risk of collectability or present other unfavorable features. Total loans outstanding from the Bank at December 31, 2006, to the Company’s officers, directors and nominees as a group and members of their immediate families and companies in which they had an ownership interest of 5% or more was $2,737,717, or approximately 6.1% of the total equity capital of the Bank. The aggregate amount of indebtedness outstanding as of the latest practicable date, February 28, 2007, to the above described group was $2,695,845.

The Company's policies require that any loan to a director that would cause his/her aggregate loan relationship to exceed $200,000 must be approved in advance by a majority of the disinterested members of the Board of Directors. Any loan to an executive officer in the aggregate greater than $100,000 must be approved in advance by a majority vote of the Board of Directors.

Related Party Transactions. The Company does not have a written policy or procedures for related party transactions. Any related party transaction request is dealt with on an individual basis by the Chief Executive Officer and President, the Chief Financial Officer or the Board of Directors.

SUBMISSION OF SHAREHOLDER PROPOSALS

Shareholder Proposals for Inclusion in Proxy Statement. The Company must receive proposals that shareholders seek to include in the Proxy Statement for the Company’s next annual meeting no later than November 14, 2007. If next year’s annual meeting is held on a date more than 30 calendar days from April 15, 2008, a shareholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting. Any shareholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

Shareholder Proposals. A shareholder who wishes to make a proposal other than a nomination, but does not request that such proposal be included in the proxy statement, must deliver notice of such proposal to the Company by January 28, 2008. Any notices not received by the foregoing deadlines will be considered untimely. Our proxy for the 2008 Annual Meeting of Shareholders will grant discretionary authority to the persons named therein to exercise their voting discretion with respect to any matter of which we do not receive timely notice.

SHAREHOLDER COMMUNICATIONS

The Company encourages shareholder communications to the Board of Directors and/or individual directors. Communications regarding financial or accounting policies may be made to the Chairman of the Audit and Examination Committee, E. Gene Kosa, at First Citizens National Bank, 15 South Main Street, Mansfield, Pennsylvania 16933. Other communications to the Board of Directors may be made to the Chairman of the Governance and Nomination Committee, Mark L. Dalton, at First Citizens National Bank, 15 South Main Street, Mansfield, Pennsylvania 16933. Communications to individual directors may be made to such director at the principal office at First Citizens National Bank, 15 South Main Street, Mansfield, Pennsylvania 16933.

MISCELLANEOUS

The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Company common stock. In addition to soliciting proxies by mail, directors, officers and regular employees of the Company may solicit proxies personally, by email or by telephone without receiving additional compensation.

The Company’s Annual Report to Shareholders has been mailed to persons who were shareholders as of the close of business on February 28, 2007. Any shareholder who has not received a copy of the Annual Report may obtain a copy by writing to the Treasurer of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated in this Proxy Statement by reference.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, WITHOUT EXHIBITS, FOR THE YEAR ENDED DECEMBER 31, 2006, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO PERSONS WHO WERE SHAREHOLDERS AS OF THE CLOSE OF BUSINESS ON FEBRUARY 28, 2007 UPON WRITTEN REQUEST TO MICKEY L. JONES, TREASURER, CITIZENS FINANCIAL SERVICES, INC., 15 SOUTH MAIN STREET, MANSFIELD, PENNSYLVANIA 16933-1590.

If you and others who share your address own shares in street name, your broker or other holder of record may be sending only one Annual Report and Proxy Statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a shareholder residing at such an address wishes to receive a separate Annual Report or Proxy Statement in the future, he or she should contact the broker or other holder of record. If you own your shares in street name and are receiving multiple copies of our Annual Report and Proxy Statement, you can request householding by contacting your broker or other holder of record.

Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

                    BY ORDER OF THE BOARD OF DIRECTORS

                    Randall E. Black
                    CHIEF EXECUTIVE OFFICER AND PRESIDENT

Mansfield, Pennsylvania
March 14, 2007

Annex A

REVOCABLE PROXY
CITIZENS FINANCIAL SERVICES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The shareholder signing this proxy card appoints Terry B. Osborne and Thomas C. Lyman, or either of them acting in the absence of the other, as proxyholders, each with the power to appoint his substitute, and authorizes them to represent and to vote, as designated below, all of the shares of the common stock, $1.00 par value per share, of Citizens Financial Services, Inc. that the shareholder holds of record on February 28, 2007, at the Annual Meeting of Shareholders of Citizens Financial Services, Inc. to be held on April 17, 2007, and at any adjournment thereof.

THIS PROXY, WHEN PROPERLY SIGNED BY YOU, WILL BE VOTED IN THE MANNER YOU DIRECT ON THIS CARD. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS, FOR THE PROPOSAL TO RATIFY ACCOUNTANTS, AND IN THE DISCRETION OF THE PROXYHOLDERS NAMED IN THIS PROXY UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT.

THIS PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

(THIS PROXY CARD MUST BE VOTED, SIGNED AND DATED
ON THE OTHER SIDE)

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
ALL OF THE MATTERS BELOW.

1. Election of Class 2 Directors:

NOMINEES:	01 - Rudolph J. van der Hiel; 02 - Mark L. Dalton
[ ]	FOR all nominees listed (except as marked to the contrary below)

[ ]	WITHHOLD authority to vote for all nominees listed

(INSTRUCTION: To withhold authority to vote for one or more individual nominees, write the nominees’ names or numbers on the line below.)

2.	Proposal to ratify the appointment of S.R. Snodgrass, A.C., Certified Public Accountants, as independent auditor for the Company for the fiscal year ending December 31, 2007.

[ ]	For	[ ]	Against	[ ]	Abstain

I/We hereby acknowledge the receipt, prior to the signing of this Proxy, of a Notice of Annual Meeting of Shareholders of Citizens Financial Services, Inc. called for April 17, 2007, an attached Proxy Statement for the Annual Meeting and a 2006 Annual Report.

DATE: _________________, 2007  _____________________________
Signature

_____________________________
Signature

Please sign exactly as your name appears on the other side and print the date on which you sign the proxy in the spaces provided above. If signed on behalf of a corporation, please sign in corporate name by an authorized officer. If signing as a representative, please give full title as such. For joint accounts, only one owner is required to sign.

Luncheon Reservation
ཬ I will attend the luncheon, please include my reservation for   person(s)
ཬ I will be unable to attend the luncheon